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CRISIL
An S&P Global Company

Consent of CRISIL Limited

Reference Number_ CRISIL/YATRA/JULY/2024

CRISIL Limited ("CRISIL"), consents to the references to our Company and our report dated August, 2023 (our "Report_ ***Assessment of the travel industry in India***) for inclusion in Yatra Online, Inc.'s annual report on Form 20-F for the year ended March 31, 2024 (the "Annual Report"), the inclusion of our Report as Exhibit 99.1 to the Annual Report and references to and information derived from our Report in the Annual Report, as well as to the incorporation by reference of the consent and our Report into Yatra Online, Inc.'s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on May 24, 2021, as amended (the "Registration Statement").

Place: Mumbai
Date: July 15, 2024

For CRISIL Limited

Dharmendra Sharma
Director- MI&A